  Filed Pursuant to Rule 433
  Registration No. 333-158385
  September 1, 2010
FREE WRITING PROSPECTUS
(To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
Product Supplement dated April 9, 2009, and
Underlying Supplement No. 1 dated January 8, 2010)

HSBC USA Inc.

Accelerated Market Participation
SecuritiesTM (“AMPS”)

}	Linked to the DAX® Index (“DAX”)

}	18-month maturity

}	2x exposure to any positive return in the reference asset, subject to a maximum return

The Accelerated Market Participation SecuritiesTM (“AMPS” or, each a “security” and collectively the “securities") offered hereunder are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and include investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC USA Inc.

The AMPS will not be listed on any U.S. securities exchange or automated quotation system.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying underlying supplement, product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.  We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities.  HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker dealers or will offer the securities directly to investors.  We may use this free writing prospectus in the initial sale of securities.  In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-14 of this free writing prospectus.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page PS-4 of the accompanying product supplement, page S-3 of the accompanying prospectus supplement, and page US1-1 of the accompanying underlying supplement no. 1.

	Price to Public	Fees and Commissions[1]	Proceeds to Issuer
Per security / total	$1,000 /

1HSBC USA Inc. or one of our affiliates may pay varying discounts and commissions of up to 2.00% per $1,000 Principal Amount of securities in connection with the distribution of the securities.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-14 of this free writing prospectus.

HSBC USA Inc.

Accelerated Market Participation SecuritiesTM (AMPS)
Linked to the DAX® Index (“DAX”)

Reference Asset	Market Exposure	Ticker	Maximum Cap	CUSIP
DAX® Index	German equities	DAX	20% to 22%, to be determined on the Pricing Date	4042K05Q4

Indicative Terms*

Principal Amount	$1,000 per security
Term	18 months
Upside Participation Rate	200% (2x) exposure to any positive Reference Return, subject to the Maximum Cap
Payment at Maturity per security
If the Reference Return is greater than zero, you will receive the lesser of:
a) $1,000 + ($1,000 × Reference Return ×  Upside Participation Rate)
b) $1,000 + ($1,000 × Maximum Cap)
If the Reference Return is less than or equal to zero:
$1,000 + ($1,000 × Reference Return)
If the Reference Return is less than zero, you may lose up to 100% of your investment.

Reference Return	Final Level – Initial Level Initial Level
Initial Level	See page FWP-5
Final Level	See page FWP-5
Spot Rate	See page FWP-5
Trade Date[1]	[September ], 2010
Pricing Date[1]	[September ], 2010
Settlement Date[1]	[September ], 2010
Final Valuation Date[1]	[March ], 2012
Maturity Date[1]	[March ], 2012

* As more fully described beginning on page FWP-4.

The AMPSTM

For investors who seek a particular Market Exposure and who believe the Reference Asset will appreciate over the term of the AMPS, the AMPS provide an opportunity for accelerated returns (subject to a Maximum Cap). If the Reference Return is below zero, then the AMPS provide 1:1 exposure to any decline in the Reference Asset.

If the Reference Asset appreciates over the term of the securities, you will realize 200% (2x) of the Reference Asset appreciation up to the Maximum Cap.  Should the Reference Asset decline, you will lose 1% of your investment for every 1% decline in the Reference Asset.

The offering period for the AMPS is through [September ], 2010

1 Depending on the date the securities are priced for initial sale to the public (the “Pricing Date”), which will be in September 2010, the Settlement Date will occur in September 2010, the Final Valuation Date will occur in March 2012 and the Maturity Date will occur in March 2012.

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the securities reflecting the 200% (2x) Upside Participation Rate and assuming a Maximum Cap of 21% (the midpoint of the range of 20% to 22%, to be determined on the Pricing Date).

Information about the DAX® Index

DAX® Index

The DAX is an index calculated, published and disseminated by Deutsche Börse AG that measures the composite price performance of selected German stocks. The DAX is composed of stocks representing the 30 largest and best-performing companies admitted on the FWB® Frankfurt Stock Exchange in the Prime Standard segment.
Historical Performance of the DAX® Index Source: Bloomberg Professional® service

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HSBC USA Inc. Accelerated Market Participation SecuritiesTM (AMPS)
Linked to the DAX® Index

All references to “Enhanced Market Participation Notes” in the accompanying product supplement shall refer to these Accelerated Market Participation Securities. The offering of securities will have the terms described in this free writing prospectus and the accompanying product supplement, prospectus supplement, prospectus and underlying supplement.  If the terms of the securities offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement, prospectus or underlying supplement, the terms described in this free writing prospectus shall control.  You should be willing to forgo interest and dividend payments during the term of the securities and, if the Reference Return is negative, lose up to 100% of your principal.

This free writing prospectus relates to an offering of securities linked to the performance of the DAX® Index (the “Reference Asset”).  The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below.  The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.

Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)†

Principal Amount:	$1,000 per security

Reference Asset	Ticker	Upside Participation Rate	Maximum Cap	CUSIP/ISIN
DAX® Index	DAX	200%	21% to 22%, to be determined on the Pricing Date	4042K05Q4/

Trade Date[1]:	[September ], 2010

Pricing Date[1]:	[September ], 2010

Settlement Date[1]:	[September ], 2010

Final Valuation Date[1]:	[March ], 2012. The Final Valuation Date is subject to adjustment as described under “Additional Terms of the Notes” in the accompanying underlying supplement.

Maturity Date[1]:
10 business days after the Final Valuation Date, which is expected to be [March    ], 2012.  The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes” in the accompanying underlying supplement.

Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.

Final Settlement Value:	If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, equal to the lesser of:
(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate)
(b) $1,000 + ($1,000 × Maximum Cap)
If the Reference Return is less than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, equal to:
$1,000 + ($1,000 × Reference Return)
Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below zero.  For example, if the Reference Return is -30%, you will suffer a 30% loss and receive 70% of the Principal Amount.  If the Reference Return is less than zero, you may lose up to 100% of your investment.

1 Depending on the date the securities are priced for initial sale to the public (the “Pricing Date”), which will be in September 2010, the Settlement Date will occur in September  2010,  the Final Valuation Date will occur in March 2012 and the Maturity Date will occur in March 2012.

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Initial Level:	The level of the DAX, as determined by the calculation agent, on the Pricing Date.

Final Level:	The Official Closing Level of the DAX on the Final Valuation Date.

Official Closing Level:
The closing level of the DAX on any scheduled trading day as determined by the calculation agent based upon the level displayed on Bloomberg Professional® service page “DAX<Index>,” or on any successor page on Bloomberg Professional® service or any successor service, as applicable.

Form of securities:	Book-Entry

Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.

† A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

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GENERAL

This free writing prospectus relates to a single offering of securities linked to the Reference Asset identified on the cover page.  The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to a single Reference Asset.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part.  Although the offering of securities relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009, the product supplement dated April 9, 2009 and the underlying supplement no. 1 dated January 8, 2010.  All references to “Enhanced Market Participation Notes” in the accompanying product supplement shall refer to these Accelerated Market Participation Securities. If the terms of the securities offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement, prospectus or underlying supplement, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, page PS-4 of the product supplement, page S-3 of the prospectus supplement and page US1-1 of underlying supplement no. 1, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement, a product supplement and underlying supplement no. 1) with the US Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus, prospectus supplement and underlying supplement no. 1 in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The underlying supplement no. 1 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410001030/v170879_424b2.htm

}	The product supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, equal to the lesser of:

(a)  $1,000 + ($1,000 × Reference Return × Upside Participation Rate)

(b)  $1,000 + ($1,000 × Maximum Cap)

If the Reference Return is less than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + ($1,000 × Reference Return)

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below zero.  For example, if the Reference Return is -30%, you will suffer a 30% loss and receive 70% of the Principal Amount.  If the Reference Return is less than zero, you may lose up to 100% of your investment.

Interest

The securities will not pay periodic interest.

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Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Trustee

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Reference Sponsor

Deutsche Börse AG is the reference sponsor.

INVESTOR SUITABILITY

The securities may be suitable for you if:	The securities may not be suitable for you if:
} You seek an investment with an enhanced return linked to the potential positive performance of the Reference Asset and you believe the level of the Reference Asset will increase over the term of the securities, but not by more than the Maximum Cap as leveraged by the Upside Participation Rate.

} You seek exposure to the economy of Germany.

} You are willing to invest in the securities based on the Maximum Cap indicated herein, which may limit your return at maturity.

} You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than zero.

} You are willing to forego dividends or other distributions paid to holders of stocks comprising the Reference Asset.

} You do not seek current income from your investment.

} You do not seek an investment for which there is an active secondary market.

} You are willing to hold the securities to maturity.

} You are comfortable with the creditworthiness of HSBC, as issuer of the securities.

} You believe the Reference Return will be negative on the Final Valuation Date or that the Reference Return will not be sufficiently positive to provide you with your desired return.

} You do not seek exposure to the economy of Germany.

} You are unwilling to invest in the securities based on the Maximum Cap indicated herein, which may limit your return at maturity.

} You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is below zero.

} You seek an investment that is 100% principal protected.

} You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

} You prefer to receive the dividends or other distributions paid on any stocks comprising the Reference Asset.

} You seek current income from your investment.

} You seek an investment for which there will be an active secondary market.

} You are unable or unwilling to hold the securities to maturity.

} You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement, on page PS-4 of the accompanying product supplement and on page US1-1 of underlying supplement no. 1.  Investing in the securities is not equivalent to investing directly in any of the stocks comprising the Reference Asset.  You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, product supplement and underlying supplement including the explanation of risks relating to the securities described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;

}	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the prospectus supplement; and

}
“— Securities Prices Generally are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in Which They Trade and, to a Lesser Extent, Foreign Markets” in the underlying supplement no. 1.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

You will be exposed to the decline in the Final Level from the Initial Level.  Accordingly, if the Reference Return is less than zero, your Payment at Maturity will be less than the Principal Amount of your securities.  You may lose up to 100% of your investment at maturity if the Reference Return is negative.

The appreciation on the securities is limited by the Maximum Cap.

You will not participate in any appreciation in the level of the Reference Asset (as magnified by the Upside Participation Rate) beyond the Maximum Cap. You will not receive a return on the securities greater than the Maximum Cap.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law.  Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market level of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The securities will not bear interest.

As a holder of the securities, you will not receive periodic interest payments.

Changes that affect the DAX® Index will affect the market levels of the securities and the amount you will receive at maturity.

The policies of the reference sponsor of the DAX® Index concerning additions, deletions and substitutions of the constituents comprising the DAX® Index and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in the DAX® Index may affect the level of the DAX®  Index.  The policies of the reference sponsor with respect to the calculation of the DAX® Index could also affect the level of the DAX® Index.  The reference sponsor may discontinue or suspend calculation or dissemination of the DAX® Index.  Any such actions could affect the level of the securities.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

The securities are not insured by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

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There are risks associated with foreign securities markets.

Because stocks or companies included in the DAX® Index are publicly traded in Germany, investments in the notes involve particular risks.  For example, the foreign securities markets may be more volatile than the United States securities markets, and market developments may affect these markets differently from the United States or other securities markets.  Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets.  Also, the public availability of information concerning foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets.

Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Certain built-in costs are likely to adversely affect the level of the securities prior to maturity.

While the Payment at Maturity described in this free writing prospectus is based on the full Principal Amount of your securities, the original issue price of the securities includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the securities. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

Lack of liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

Uncertain tax treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” below, the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Level.  We cannot predict the Final Level of the Reference Asset.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Level used in the illustrations below is not the actual Initial Level of the Reference Asset to which your securities are linked.  You should not take these examples as an indication or assurance of the expected performance of the Reference Asset. With respect to the securities, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in securities for a hypothetical range of performances for the Reference Return from -100% to +100%. The following results are based solely on the assumptions outlined below. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. You should not take the below illustration as an indication or assurance of the expected performance of the Reference Asset or return of the securities.

The following table and examples assume the following:

•	Principal Amount:	$1,000
•	Upside Participation Rate:	200%
•	Hypothetical Initial Level:	5,900 (The actual Initial Level will be determined on the Pricing Date, and will be based upon the actual level of the DAX® Index on the Pricing Date, as determined by the calculation agent.)
•	Hypothetical Maximum Cap:	21% (the midpoint of the range of 20% to 22%, to be determined on the Pricing Date)

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Total Return
11,800.00	100.00%	21.00%
11,210.00	90.00%	21.00%
10,620.00	80.00%	21.00%
10,030.00	70.00%	21.00%
9,440.00	60.00%	21.00%
8,700.00	50.00%	21.00%
8,260.00	40.00%	21.00%
7,670.00	30.00%	21.00%
7,080.00	20.00%	21.00%
6,785.00	15.00%	21.00%
6,519.50	10.50%	21.00%
6,490.00	10.00%	20.00%
6,195.00	5.00%	10.00%
6,047.50	2.50%	5.00%
5,959.00	1.00%	2.00%
5,900.00	0.00%	0.00%
5,841.00	-1.00%	-1.00%
5,782.00	-2.00%	-2.00%
5,605.00	-5.00%	-5.00%
5,310.00	-10.00%	-10.00%
5,015.00	-15.00%	-15.00%
4,720.00	-20.00%	-20.00%
4,130.00	-30.00%	-30.00%
3,540.00	-40.00%	-40.00%
2,950.00	-50.00%	-50.00%
2,360.00	-60.00%	-60.00%
2,250.00	-70.00%	-70.00%
1,180.00	-80.00%	-80.00%
590.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1:  The Reference Return is 5.00%.

Reference Return:	5.00%
Final Settlement Value:	$1,100.00

Because the Reference Return is positive, and the Reference Return multiplied by the Upside Participation Rate is less than the hypothetical Maximum Cap, the Final Settlement Value would be $1,100.00 per $1,000 Principal Amount of securities calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 5.00% × 200%)

= $1,100.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by 200% when the Reference Return is positive and if such amount is equal to or less than the relevant Maximum Cap.

Example 2: The Reference Return is 15.00%.

Reference Return:	15.00%
Final Settlement Value:	$1,210.00

Because the Reference Return is positive, and the Reference Return multiplied by the Upside Participation Rate is greater than the hypothetical Maximum Cap, the Final Settlement Value would be $1,210.00 per $1,000 Principal Amount of securities calculated as follows:

$1,000 + ($1,000 × Maximum Cap)

= $1,000 + ($1,000 × 21%)

= $1,210.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Maximum Cap when the Reference Return is positive and if such Reference Return multiplied by 200% exceeds the relevant Maximum Cap.

Example 3: The Reference Return is -30.00%.

Reference Return:	-30.00%
Final Settlement Value:	$700.00

Because the Reference Return is less than zero, the Final Settlement Value would be $700.00 per $1,000 Principal Amount of securities calculated as follows:

$1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × -30.00%)

= $700.00

Example 3 shows that you are exposed to a 1% loss to your Principal Amount for each percentage point that the Reference Return is below zero.  YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

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THE DAX® INDEX

Description of the DAX

We have derived all information regarding the DAX® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  To our knowledge, such information reflects the policies of, and is subject to change by, Deutsche Börse AG, or DBAG. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

DAX® Index Composition and Maintenance

The DAX is a stock index calculated, published and disseminated by DBAG  that measures the composite price performance of selected German stocks. The DAX uses free-float shares in the index calculation. The DAX® Index, as of the date of this term sheet, is composed of stocks representing the 30 largest and best-performing companies admitted on the FWB® Frankfurt Stock Exchange, or FWB.

To be included or to remain in a DAX® Index, companies have to satisfy certain prerequisites.  All classes of shares must:

•	be listed in the Prime Standard segment;

•	be traded continuously on Xetra®; and

•	show a free float of at least 5%.

Moreover, the companies must have their headquarters in Germany. Other than the registered office this can also be operating headquarters. Operating headquarters is defined as the location of management or company administration, in part or in full, or the companies must have a major share of the stock exchange turnover at the FWB and their juristic headquarters in the European Union or in an EFTA state.

If a company has its operating headquarters in Germany, but not its registered office, this must be publicly identified by the company. The primary trading turnover requirement is met, if at least 33 percent of aggregate turnover for each of the last three months took place on the FWB, including Xetra®.

With the respective prerequisites being satisfied, component issues are selected for the DAX according to the following criteria:

•	Order book turnover on Xetra® and in FWB’s floor trading (within the preceding 12 months);

•	Free-float market capitalization as at a certain reporting date (last trading day of each month); and

•	The market capitalization is determined using the average of the volume-weighted average price (“VWAP”) of the last 20 trading days prior to the last day of the month.

The DAX®-index is reviewed exclusively on the basis of these criteria. Apart from these two key criteria, there are other aspects which continue to influence the decision-making process for all other selection indices:

•	the free-float;

•	market availability (measured on the basis of trading volumes, frequency of price determination, turnover or the Xetra® Liquidity Measure);

•	sector affiliation; and

•	the period during which a company has met the criteria for inclusion in, or elimination from, the index (retroactive view).

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Taking all these criteria into account, the Working Committee for Equity Indices submits proposals to the Management Board of DBAG to leave the current index composition unchanged, or to effect changes, respectively. The final decision as to whether or not to replace an index component issue is taken by the Management Board of DBAG. In the case of the DAX, such decisions are directly reflected by the respective rankings.  Such replacements are announced by DBAG.

DAX Calculation

Calculation

The equity indices of DAX® family are weighted by market capitalization; however, only freely available and tradable shares (“free-float”) are taken into account.  The indices are calculated and disseminated as both performance and price indices.

Price indices measure the actual price performance, and are only adjusted for income from subscription rights and special distributions.

As for performance indices, all income from dividend and bonus payments is additionally reinvested in the index portfolio.

On top of that a daily settlement price is calculated once a day for particular indices involved, using the prices determined in the course of the midday intra-day auction.

The indices of the DAX® family are conceived according to the Laspeyres formula set out below:

whereby:

cit   =   Adjustment factor of company i at time t
ffiT  =   Free-float factor of share class i at time T
n     =   Number of shares in the index
piO  =   Closing price of share i on the trading day before the first inclusion in an index of Deutsche Börse
pit    =   Price of share i at time t
qiO   =   Number of shares of company i on the trading day before the first inclusion in an index of Deutsche Börse
qit   =   Number of shares of company i at time T
t      =   calculation time of the index
KT   =   Index-specific chaining factor valid as of chaining date T
T     =   Date of the last chaining

The formula set out below is equivalent in analytic terms, but designed to achieve relative weightings:

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Index calculation can be reproduced in simplified terms by using the expression Fj:

▪	Multiply the current price by the respective Fj weighting factor;

▪	Take the sum of these products; and

▪	Divide this by the base value (A) which remains constant until a modification in the index composition occurs.

The Fj factors provide information on the number of shares required from each company to track the underlying index portfolio.

The cap limits for issues in the DAX® Index are indicated in the table below.

Index	No. shares	Calc. Basis	Base date	Sector	Segment	Trading form	Cap limit	Calculation interval
DAX®	30	1000	December 30, 1987	Tech & Classic	Prime	Continuous	10.00%	1 second

An underlying stock may be deleted or added by DBAG who performs regular modifications to the index composition every three months.

License Agreement with Deutsche Börse

DAX® is a registered trademark of Deutsche Börse AG.

This financial instrument is neither sponsored nor promoted, distributed or in any other manner supported by Deutsche Börse AG (the "DBAG"). DBAG does not give any explicit or implicit warranty or representation, neither regarding the results deriving from the use of the Index, its underlying Index Data and/or the Index Trademark nor regarding the Index value at a certain point in time or on a certain date nor in any other respect. The Index and its underlying Index Data are calculated and published by DBAG. Nevertheless, as far as admissible under statutory law DBAG will not be liable vis-à-vis third parties for potential errors in the Index or its underlying Index Data. Moreover, there is no obligation for DBAG vis-à-vis third parties, including investors, to point out potential errors in the Index. Neither the publication of the Index by DBAG nor the granting of any right to use the Index, its underlying Index Data as well as the Index Trademark for the utilization in connection with the financial instrument or other securities or financial products, which derived from the Index, represents a recommendation by DBAG for a capital investment or contains in any manner a warranty or opinion by DBAG with respect to the attractiveness on an investment in this product.  In its capacity as sole owner of all rights to the Index, its underlying Index Data, and the Index Trademark DBAG has solely granted to the issuer of the financial instrument the utilization of the Index Data and the Index Trademark as well as any reference to the Index Data and the Index

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Historical Performance of the DAX

The following graph sets forth the historical performance of the DAX based on the monthly historical closing levels from September 30, 2005 through August 31, 2010.  The closing level for the DAX on August 31, 2010 was 5,925.22. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the DAX should not be taken as an indication of future performance, and no assurance can be given as to the DAX closing level on the Final Valuation Date.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC for distribution to other registered broker dealers or will offer the securities directly to investors.  HSBC Securities (USA) Inc. proposes to offer the securities at the offering price set forth on the cover page of this free writing prospectus and will receive underwriting discounts and commissions of up to 2.00%, or up to $20.00, per $1,000 Principal Amount of securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.

We expect that delivery of the securities will be made against payment for the securities on or about the Settlement Date set forth in this free writing prospectus, which is expected to be the tenth business day following the Trade Date of the securities. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on the Trade Date and the next six succeeding business days, will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes.  Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the securities as pre-paid forward or other executory contracts with respect to the Reference Asset.  Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Asset would be treated as a passive foreign investment company (“PFIC”), as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Asset and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Reference Asset is or becomes a PFIC.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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TABLE OF CONTENTS
You should only rely on the information contained in this free writing prospectus, the accompanying underlying supplement, prospectus supplement, product supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying underlying supplement, prospectus supplement, product supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This free writing prospectus, the accompanying underlying supplement, prospectus supplement, product supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying underlying supplement, product supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$   Accelerated Market
Participation Securities linked to
the DAX®  Index

September 1, 2010

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment at Maturity	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-10
The DAX® Index	FWP-12
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
Certain U.S. Federal Income Tax Considerations	FWP-16
Underlying Supplement No. 1
Risk Factors	US1-1
The S&P 500® Index	US1-4
The Russell 2000® Index	US1-6
The Dow Jones Industrial AverageSM	US1-9
The Hang Seng China Enterprises Index®	US1-11
The Hang Seng® Index	US1-13
The Korea Stock Price Index 200	US1-15
The MSCI Singapore IndexSM	US1-18
The MSCI Taiwan IndexSM	US1-22
The Dow Jones EURO STOXX 50® Index	US1-26
The PHLX Housing SectorSM Index	US1-29
The TOPIX® Index	US1-33
The NASDAQ-100 Index®	US1-36
S&P BRIC 40 Index	US1-40
The Nikkei 225 Index	US1-43
The FTSE™ 100 Index	US1-45
The MSCI EAFE® Index	US1-47
The MSCI Emerging Markets Index	US1-52
Other Components	US1-57
Additional Terms of the Notes	US1-57
Product Supplement
Notice to Investors	PS-1
Product Supplement Summary	PS-1
Risk Factors	PS-4
Pricing Supplement Overview	PS-7
Valuation of the Notes	PS-7
Hypothetical Examples	PS-10
Specific Terms of the Notes	PS-19
Certain U.S. Federal Income Tax Considerations	PS-24
Events of Default and Acceleration	PS-25
Information Regarding the Reference Asset and
Reference Issuers	PS-25
Certain ERISA Considerations	PS-25
Validity of the Notes	PS-25
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59